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                                                         OMB APPROVAL
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                                                  OMB Number:          3235-0362
                                                  Expires:      January 31, 2005
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                                                  hours per response.........1.0
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[X]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Packaging Investors, L.P.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     201 Main Street, Suite 3100
--------------------------------------------------------------------------------
                                    (Street)

     Fort Worth, Texas  76102
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Packaging Dynamics Corporation (PKDY)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     12/31/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     [_]  Form filed by One Reporting Person
     [X]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                       2A.          3.           Disposed of (D)                 Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           Date       any          ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)                    Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
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
Common Stock, par
value $.01 per share        7/1/02                   3(5)                                        3,985,561       D
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Common Stock, par                                                                                                D - By
value $.01 per share        7/1/02                   3(5)                                           36,144       Capital
                                                                                                                 Partnership
                                                                                                                 L.P. (3)
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====================================================================================================================================

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

        PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
                       CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (OVER)
                                                                 SEC 2270 (9-02)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)                (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:


PACKAGING INVESTORS, L.P.

By:  Group III 31, L.L.C.,
     General Partner


        /s/ Kevin G. Levy                                   February 14, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Name:     Kevin G. Levy
        Title:    Vice President


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                          CONTINUATION SHEET TO FORM 5

--------------------------------------------------------------------------------
Name and Address Reporting Person:              Packaging Investors, L.P.
                                                201 Main Street, Suite 3100
                                                Fort Worth, Texas 76102

Issuer Name and Ticker or Trading Symbol:       Packaging Dynamics Corporation
                                                (PDKY)

Statement for Month/Day/Year:                   December 31, 2002

--------------------------------------------------------------------------------

Other Reporting Persons:                        Signatures of Reporting Persons:

Group III 31, L.L.C. (2)                        GROUP III 31, L.L.C.
201 Main Street, Suite 3100
Fort Worth, Texas 76102                         By:/s/ Kevin G. Levy
                                                   ----------------------------
                                                   Kevin G. Levy, Vice President


Capital Partnership, L.P. (3)                   CAPITAL PARTNERSHIP, L.P.
201 Main Street, Suite 3100
Fort Worth, Texas 76102                         By: CAPITAL GENPAR, L.L.C.,
                                                    General Partner

                                                By: GROUP VI 31, L.L.C.,
                                                    Sole Member

                                                By:/s/ Kevin G. Levy
                                                   ----------------------------
                                                   Kevin G. Levy, Vice President

Capital GenPar, L.L.C. (3)                      CAPITAL GENPAR, L.L.C.
201 Main Street, Suite 3100
Fort Worth, Texas  76102                        By: GROUP VI 31, L.L.C.,
                                                    Sole Member

                                                By:/s/ Kevin G. Levy
                                                   ----------------------------
                                                   Kevin G. Levy, Vice President

Group VI 31, L.L.C. (3)                         GROUP VI 31, L.L.C.
201 Main Street, Suite 3100
Fort Worth, Texas 76102                         By:/s/ Kevin G. Levy
                                                   ----------------------------
                                                   Kevin G. Levy, Vice President

J. Taylor Crandall (2)(3)(4)                    /s/ J. Taylor Crandall
201 Main Street, Suite 100                      -------------------------------
Fort Worth, Texas 76102                         J. TAYLOR CRANDALL

Explanation of Responses:

(1) The Reporting Persons may be deemed to be a member of a Section 13(d) "group" that owns more than 10% of the Issuer's outstanding Common Stock. However, the Reporting Persons disclaim such group membership and this report shall not be deemed an admission that any Reporting Person is a member of a
Section 13(d) group that owns more than 10% of the Issuer's outstanding Common Stock for purposes of Section 16 or for any other purpose.

(2) Group III 31, L.L.C. ("Group III") is the sole general partner of Packaging Investors, L.P. ("Packaging Investors"), which is the direct beneficial owner of 3,985,561 shares of the Issuer's Common Stock reported herein. Pursuant to Rule 16a-1(a)(2)(ii)(B) under the Act, Group III may be deemed to be the beneficial owner of the securities beneficially owned by Packaging Investors only to the extent of its direct or indirect interest in the profits or capital account of Packaging Investors. Pursuant to Rule 16a-1(a)(4) under the Act, this filing shall not be deemed an admission that Group III is, for purposes of Section 16 of the Act or otherwise, the beneficial owner of any securities owned by Packaging Investors in excess of such amount.

(3) Group VI 31, L.L.C. ("Group VI") is the sole member of Capital GenPar, L.L.C. ("Capital GenPar"), which is the sole general partner of Capital Partnership, L.P. ("Capital Partnership"). Capital Partnership is the direct beneficial owner of 36,144 shares of the Issuer's Common Stock reported herein. Pursuant to Rule 16a-1(a)(2)(ii)(B) under the Act, each of Group VI and Capital GenPar may be deemed to be the beneficial owner of the securities beneficially owned by Capital Partnership only to the extent of the greater of its respective direct or indirect interest in the profits or capital account of Capital Partnership. Pursuant to Rule 16a-1(a)(4) under the Act, this filing shall not be deemed an admission that Group VI or Capital GenPar is, for purposes of
Section 16 of the Act or otherwise, the beneficial owner of any securities owned by Capital Partnership in excess of such amount.

(4) J. Taylor Crandall ("Crandall") is the sole member of Group III and Group VI. Pursuant to Rule 16a-1(a)(2)(ii)(B) under the Act, Crandall may be deemed to be the beneficial owner of the securities beneficially owned by Packaging Investors and Capital Partnership only to the extent of the greater of his respective direct or indirect interest in the profits or capital account of Packaging Investors and Capital Partnership. Pursuant to Rule 16a-1(a)(4) under the Act, this filing shall not be deemed an admission that Crandall is, for purposes of Section 16 of the Act or otherwise, the beneficial owner of any securities owned by Packaging Investors or Capital Partnership in excess of such amount.

(5) The Reporting Persons acquired beneficial ownership of the securities reported herein on July 1, 2002.